As filed with the Securities and Exchange Commission on March 21, 2003.

Registration No. 333-______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER
THE SECURITIES ACT OF 1933

MONTPELIER RE HOLDINGS LTD.

(Exact name of registrant as specified in its charter)

Bermuda	Not applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

Mintflower Place	CT Corporation System
8 Par-La-Ville Road	111 Eighth Avenue
Hamilton HM08 Bermuda	New York, NY 10011
(441) 296-5550	(212) 590-9200
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)	(Name, address, including zip code, and telephone number, including area code, of agent for service)

SHARE OPTION PLAN

(Full title of the plan)

With Copies to:

Michael Groll, Esq	Joseph D. Ferraro, Esq
LeBoeuf, Lamb, Greene & MacRae, L.L.P.	LeBoeuf, Lamb, Greene & MacRae, L.L.P.
125 West 55th Street	No. 1 Minster Court, Mincing Lane
New York, NY10019-5389	London, EC3R 7AA
Telephone: (212) 424-8000	Telephone:(011 –44- 20) 7459-5000
Facsimile: (212) 424-8500	Facsimile: (011-44-20) 7459 5099

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount to be	Offering Price Per	Aggregate Offering	Amount of
Title of Each Class of Securities to be Registered	Registered (1)	Share (2)	Price	Registration Fee

Common Shares, par value 1/6 cent per share to be issued upon exercise of options granted and outstanding and options authorized and unissued under the Share Option Plan	2,550,000	$28.225	$71,973,750	$5,822.68

(1)	Pursuant to Rule 416, there are also registered hereunder such indeterminate number of additional shares as may become issuable under the Share Option Plan as a result of antidilution provisions or with respect to stock splits, stock dividends or similar transactions which results in an increase in the number of the Registrant’s outstanding ordinary shares.

(2)	The registration fee with respect to these shares has been computed in accordance with paragraphs (c) and (h) of Rule 457, based upon the average of the reported high and low sale prices of the Registrant’s ordinary shares on the New York Stock Exchange on March 17, 2003.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

     The information called for by Part I of Form S-8 will be delivered to participants in the Montpelier Re Holdings Ltd. (“Montpelier”) Share Option Plan (the “Plan”) as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”). Such documents are not being filed with the Securities and Exchange Commission (the “Commission”) as part of this Registration Statement or as prospectus supplements pursuant to Rule 424 of the Securities Act. These documents and the documents incorporated by reference into this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

     Upon written or oral request, Montpelier will provide, without charge, the documents incorporated by reference in Item 3 of Part II of this Registration Statement and such other documents required to be delivered to employees pursuant to Rule 428(b). Requests for such information should be directed to the Chief Operating Officer, Mintflower Place, 8 Par-La-Ville Road, Hamilton HM08, Bermuda, (441) 296-5550.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

     Item 3. Incorporation of Documents by Reference.

     The following documents, which have been filed with the Commission by Montpelier are incorporated by reference, as of their respective dates, in this Registration Statement:

(a)	Montpelier’s Annual Report on Form 10-K for the year ended December 31, 2002;

(b)	The description of Montpelier’s common shares contained in Montpelier’s registration statement on Form 8-A filed with the Commission on October 7, 2002;

(c)	Montpelier’s current report on Form 8-K filed with the Commission on January 15, 2003;

(d)	Montpelier’s current report on Form 8-K filed with the Commission on February 7, 2003;

(e)	Montpelier’s current report on Form 8-K filed with the Commission on February 28, 2003; and

(f)	Montpelier’s current report on Form 8-K filed with the Commission on March 21, 2003.

     In addition, all documents subsequently filed by Montpelier pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents. Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for all purposes of this Registration Statement to the extent that a statement contained herein or therein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

     Item 4. Description of Securities.

     Not Applicable.

     Item 5. Interests of Named Experts and Counsel.

     Not Applicable.

     Item 6. Indemnification of Directors and Officers.

     Bye-law 31 of Montpelier’s bye-laws provides, among other things, that:(a) the directors and officers of Montpelier, and their heirs, executors and administrators, shall be indemnified and secured harmless out of the assets of Montpelier from and against all actions, costs, charges, losses, damages and expenses which they or any of them, their heirs, executors or administrators, shall or may incur or sustain by or by reason of any act done, concurred in or omitted in or about the execution of their duty, or supposed duty, or in their respective offices or trusts, and none of them shall be answerable for the acts, receipts, neglects or defaults of the others of them or for joining in any receipts for the sake of conformity, or for any bankers or other persons with whom any moneys or effects belonging to Montpelier shall or may be lodged or deposited for safe custody, or for insufficiency or deficiency of any security upon which any moneys of or belonging to Montpelier shall be placed out on or invested, or for any other loss, misfortune or damage which may happen in the execution of their respective offices or trusts, or in relation thereto; provided, that this indemnity shall not extend to any matter in respect of any fraud or dishonesty which may attach to any of said persons.

     Bye-law 32 of Montpelier’s bye-laws provides that each shareholder agrees to waive any claim or right of action it might have, whether individually or by or in the right of Montpelier, against any director or officer on account of any action taken by such director or officer, or the failure of such director or officer to take any action in the performance of his duties with or for Montpelier, provided that such waiver shall not extend to any matter in respect of any fraud or dishonesty which may attach to such director or officer.

     Item 7. Exemption From Registration Claimed.

     Not Applicable.

     Item 8. Exhibits.

     The following is a list of all exhibits filed as a part of this Registration Statement on Form S-8, including those incorporated herein by reference.

Exhibit
Number	Description of Exhibit

4.1	Amended Memorandum of Association of Montpelier. (1)
4.2	Amended and Restated Bye-Laws of Montpelier. (2)
5.1	Opinion of Conyers Dill & Pearman regarding the validity of the securities registered.
23.1	Consent of PricewaterhouseCoopers.
23.2	Consent of Conyers Dill & Pearman is contained in the opinion filed as Exhibit 5.1 hereto.
24.1	Power of attorney (included on signature page).
99.1	Montpelier’s Share Option Plan. (3)

(1)	Previously filed as Exhibit 3.1 to Montpelier’s Registration Statement on Form S-1 filed with the Commission on September 20, 2002, as amended.

(2)	Previously filed as Exhibit 3.2 to Montpelier’s Registration Statement on Form S-1 filed with the Commission on July 19, 2002, as amended.

(3)	Previously filed as Exhibit 10.9 to Montpelier’s Registration Statement on Form S-1 filed with the Commission on September 20, 2002, as amended.

     Item 9. Undertakings.

     A.     The undersigned Registrant hereby undertakes:

          (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

               (i) to include any prospectus required by Section 10(a)(3) of the Securities Act;

               (ii) to reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

               (iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration statement.

          (2) that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

          (3) to remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     B.     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the undersigned Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference into this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, Montpelier Re Holdings Ltd. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hamilton, Bermuda, on the 21st day of March, 2003.

MONTPELIER RE HOLDINGS LTD.

By: /s/ Anthony Taylor

Anthony Taylor
President and Chief Executive Officer

POWER OF ATTORNEY

     The undersigned do hereby constitute and appoint Anthony Taylor and Thomas Busher, or either of them, our true and lawful attorneys and agents, to sign for us or any of us in our names and in the capacities indicated below, any and all amendments (including post-effective amendments) to this Registration Statement and to file the same, with all exhibits thereto and other documents required in connection therewith, and to do any and all acts and things in our names and in the capacities indicated below, which said attorneys and agents, or either of them, may deem necessary or advisable to enable said corporation to comply with the Securities Act of 1933, as amended, and any rules, regulations, and requirements of the Securities and Exchange Commission, in connection with this Registration Statement; and we do hereby ratify and confirm all that the said attorneys and agents, or either of them, shall do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the 21st day of March, 2003.

SIGNATURE	TITLE

/s/ John J. (Jack) Byrne

John J. (Jack) Byrne	Chairman of Board of Directors

/s/ Anthony Taylor

Anthony Taylor	President, Chief Executive Officer and Deputy Chairman of the Board of Directors (Principal Executive Officer)

/s/ K. Thomas Kemp
Chief Financial Officer and Director
K. Thomas Kemp	(Principal Financial Officer)

/s/ Neil McConachie

Neil McConachie	(Principal Accounting Officer)

/s/ John D. Gillespie

John D. Gillespie	Director

/s/ Raymond Barrette

Raymond Barrette	Director

SIGNATURE	TITLE

/s/ G. Thompson Hutton

G. Thompson Hutton	Director

/s/ Raymond M. Salter

Raymond M. Salter	Director

/s/ Allan W. Fulkerson

Allan W. Fulkerson	Director

/s/ William Spiegel

William Spiegel	Director

/s/ Steven J. Gilbert

Steven J. Gilbert	Director

/s/ Kamil M. Salame

Kamil M. Salame	Director

/s/ John D. Gillespie

John D. Gillespie
(Authorized Representative in the United States)

INDEX TO EXHIBITS

Exhibit
Number	Description of Exhibit

4.1	Amended Memorandum of Association of Montpelier. (1)
4.2	Amended and Restated Bye-Laws of Montpelier. (2)
5.1	Opinion of Conyers Dill & Pearman regarding the validity of the securities registered.
23.1	Consent of PricewaterhouseCoopers.
23.2	Consent of Conyers Dill & Pearman is contained in the opinion filed as Exhibit 5.1 hereto.
24.1	Power of attorney (included on signature page).
99.1	Montpelier’s Share Option Plan. (3)

(1)	Previously filed as Exhibit 3.1 to Montpelier’s Registration Statement on Form S-1 filed with the Commission on September 20, 2002, as amended.

(2)	Previously filed as Exhibit 3.2 to Montpelier’s Registration Statement on Form S-1 filed with the Commission on July 19, 2002, as amended.

(3)	Previously filed as Exhibit 10.9 to Montpelier’s Registration Statement on Form S-1 filed with the Commission on September 20, 2002, as amended.